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                                                                    Exhibit 99.1


FOR IMMEDIATE RELEASE

Contact:         William J. McCarthy
                 President and Chief Executive Officer




                 Willoughby, Ohio, February 15, 1996 - ABS Industries, Inc. (NASDAQ: ABSI) announced today following a court hearing that it had reached an agreement in open court with the secured lenders and customers of its operating subsidiaries, Colfor, Inc., and Colmach, Inc., whereby Mr. Frederic Caruso of Development Specialists, Inc. will continue to act as the president and chief executive officer of Colfor and Colmach pending the sale of all or substantially all of the assets of both corporations. Mr. Caruso has been directed to engage an investment banker, subject to court approval, to seek to effect such sale. The agreement specifically permits William J. McCarthy, Chief Executive Officer of ABS and its principal shareholder, to attempt to make a higher and better offer than any proposed as a result of the attempted sale.

         The agreement also provides that Mr. Caruso shall have all the powers and authority of a chapter 11 trustee under the Bankruptcy Code and that he shall propose, negotiate, file and proceed to confirmation on a plan of reorganization for Colfor and Colmach. In addition, the agreement provides that separate, independent boards of directors shall be appointed for both corporations by Mr. Caruso, subject to court approval.

         The agreement also calls for the lenders to provide interim financing to Colfor and Colmach on substantially the terms and conditions of the agreement in principle reached among the companies, the secured lenders and the customers on January 26, 1996. Such financing arrangement will be reviewed by the court at a hearing scheduled for March 8, 1996. The financing arrangement enables Colfor and Colmach to continue operations without a shutdown.

         ABS, through its wholly-owned subsidiaries, Colfor, Inc. and Colmach, Inc., operates exclusively in the cold and warm forging industry and the machining of forged components.